Amendment No. 2 to Participation Agreement

THIS AMENDMENT NO. 2 TO THE AGREEMENT by and among The Variable Annuity Life Insurance Company (hereinafter, the “Company”), a Texas life insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A, and T. Rowe Price Investment Services, Inc., a Maryland corporation (hereinafter the “Underwriter”), T. Rowe Price Services, Inc., a Maryland corporation (hereinafter the “Transfer Agent”), and T. Rowe Price Associates, Inc., a Maryland corporation (hereinafter the “Adviser”) (Underwriter, Transfer Agent and Adviser collectively, “T. Rowe Price”), is effective as of October 30, 2026.

WHEREAS, the Company and T. Rowe Price are parties to that certain Participation Agreement dated December 1, 2014, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend Schedule C of the Agreement to reflect that the Funds available under the Agreement include all Funds that have issued an Advisor Class of shares, and to permit such Funds to be made available without further amendment of the Agreement;

NOW, THEREFORE, in consideration of their mutual promises, the Company and T. Rowe Price agree as follows:

1.	Schedule C of the Agreement is deleted and replaced in its entirety by the attached Schedule C.

2.	Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to them in the Agreement.

3.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all parties just as would the exchange of originally signed copies.

4.	All other terms of the Agreement shall remain in full force and effect.

(Signature page to follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By its authorized officer

By:

Name: Barbara Rayll Title: VP, Product & Solutions Mgmt

T. ROWE PRICE INVESTMENT SERVICES, INC.

By its authorized officer

By:

Name: William Presley

Title: Vice President

T. ROWE PRICE SERVICES, INC.

By its authorized officer

By:

Name: William Presley

Title: Vice President

T. ROWE PRICE ASSOCIATES, INC.

By its authorized officer

By:

Name: William Presley

Title: Vice President

SCHEDULE C

Any Fund that has issued an Advisor Class of shares as mutually agreed upon by the parties and that is currently available for purchase shall be deemed included on this Schedule C when the Company makes it available under a Contract listed on Schedule B, without the need for further amendment of the Agreement or this Schedule C. Nothing herein obligates T. Rowe Price to offer, or to continue to offer, the Advisor Class of any Fund, and each Fund remains subject to the terms of the Agreement.

As of October 30, 2026, the Funds included on this Schedule C are the following:

T. Rowe Price Retirement 2015 Fund (Advisor Class)

T. Rowe Price Retirement 2020 Fund (Advisor Class)

T. Rowe Price Retirement 2025 Fund (Advisor Class)

T. Rowe Price Retirement 2030 Fund (Advisor Class)

T. Rowe Price Retirement 2035 Fund (Advisor Class)

T. Rowe Price Retirement 2040 Fund (Advisor Class)

T. Rowe Price Retirement 2045 Fund (Advisor Class)

T. Rowe Price Retirement 2050 Fund (Advisor Class)

T. Rowe Price Retirement 2055 Fund (Advisor Class)

T. Rowe Price Retirement 2060 Fund (Advisor Class)

T. Rowe Price Retirement 2065 Fund (Advisor Class)

T. Rowe Price Retirement 2070 Fund (Advisor Class)

The foregoing list is provided for reference as of the effective date of this Amendment and is not a limitation on the Funds included on this Schedule C.